EXHIBIT 23.6

Consent of Independent Registered Public Accounting Firm

To the Board of Managers

Ministry Partners Investment Company, LLC

Brea, California

We hereby consent to the use, incorporated by reference, in the Prospectus Supplement Filed Pursuant to Rule 424(b)(3) and (c) (To Prospectus Dated May 4, 2011) Registration No. 333-163970 for the $100,000,000 of Class A Notes, of our report dated March 31, 2012 appearing in the 10-K/A of Ministry Partners Investment Company, LLC for the year ended December 31, 2011, which contains the consolidated financial statements of Ministry Partners Investment Company LLC and subsidiaries as of December 31, 2011 and 2010 and for the years then ended.

/s/ Hutchinson and Bloodgood LLP

Glendale, California

May 4, 2012